Exhibit 10.1

16 East 34TH Street, 18TH Floor, New York, NY 10016 P 877.940.8777 | F 303.648.5142 | NorthStarHealthcareREIT.com

September 30, 2023

VIA EMAIL
Ann Harrington

Dear Ann:
On behalf of NorthStar Healthcare Income, Inc. (the “Company”), the purpose of this employment letter is to confirm the terms of your offer of employment with the Company.

The term of your employment will commence on October 1, 2023 and will continue until it is terminated as provided herein (the period during which you are employed is hereinafter referred to as the “Term”). During the Term, you will serve as the General Counsel of the Company, and will have duties and responsibilities typically associated with such title, together with such other duties and responsibilities consistent with your position as reasonably assigned to you from time to time by the Board of Directors of the Company (the “Board”). You will report directly to the Chief Executive Officer.
Your employment will be located in New York, New York or remote, although you understand and agree that you will be required to spend sufficient time at the Company’s offices and elsewhere to effectively perform your duties and responsibilities and that you may be required to travel from time to time for business reasons.
As a condition of your employment with the Company, you agree to observe and comply with all of the generally applicable rules, regulations, policies and procedures established by the Company from time to time, as well as all applicable laws and all rules and regulations imposed by any governmental regulatory authority from time to time. Without limiting the foregoing, you agree that during the Term, you will devote your full business time, attention, skill and best efforts to the performance of your employment duties and you are not to engage in any other business or occupation. Notwithstanding the foregoing, nothing herein will preclude you from (i) serving, with the prior written consent of the Board, as a member of up to two (2) boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) will be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder.
Your annual base salary will be $360,000. Your base salary will be payable in accordance with the Company’s regular payroll practices.
During each year of your employment with the Company, you will be eligible to earn an annual incentive bonus, with an initial target bonus amount equal to $240,000, and with a threshold bonus amount equal to 50% of the target bonus, and a maximum bonus amount equal to 150% of the target bonus, payable at the discretion of the Board based on achievement of Company (weighted 70%) and individual (weighted 30%) performance targets established by the Board.

For 2023, your target annual bonus amount will be $110,000. Your target bonus amount will be reviewed annually by the Board prior to the end of the calendar year commencing Dec 31, 2024. In addition, you may be eligible for an additional discretionary bonus, as determined in the sole discretion of the Board, to the extent additional roles and responsibilities are assumed by you beyond those typically associated with the role as General Counsel and Secretary of the Company. The payment of any annual bonus described herein will be made at the same time annual bonuses are generally paid to other similarly situated employees of the Company and will be subject to your continued employment with the Company through the applicable payment date, unless otherwise provided herein.
You will also be granted a one-time, long-term incentive award (the “LTIP Award”), having a total target award opportunity of $1,000,000. The LTIP Award will be subject to the terms and conditions of the Company’s Amended and Restated Long Term Incentive Plan (the “Plan”) and an award agreement in a form reasonably acceptable to the Company, which will generally provide that, subject to your continued employment with the Company through December 31, 2025, 25% of the LTIP Award will vest on such date, and the remaining 75% of the LTIP Award will vest on such date if and to the extent certain specified performance criteria are achieved, subject to accelerated vesting in certain circumstances including termination without Cause (as defined below), for Good Reason (as defined below), or due to death or Disability (as defined below), to be specified in the LTIP Award agreement. The LTIP Award, if earned, will be paid in cash, less applicable withholdings, on or promptly following December 31, 2025, and in all events before March 15, 2026.
You will be eligible to participate in all employee benefits plans from time to time adopted by the Company and in effect for similarly situated employees of the Company. In addition, you will be entitled to paid vacation, to be accrued and taken in accordance with applicable Company policy. Notwithstanding the foregoing, the Company expressly reserves the right to amend, modify or terminate any employee benefit plan or policy at any time, with or without notice.
The nature of your employment at the Company is “at will,” as defined by applicable law, meaning that either the Company or you may terminate your employment at any time, with or without notice, for any reason or for no reason. We do ask, however, that you give thirty (30) days’ notice if you decide to terminate your employment without Good Reason (as defined below); provided that the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination. Upon any termination of your employment for any reason, except as otherwise expressly provided in this employment letter, no further payments by the Company to you will be due other than accrued but unpaid base salary through the applicable date of your termination, and any other accrued compensation or benefits to which you may be entitled pursuant to the terms of benefit plans in which you participate at the time of such termination (excluding any employee benefit plan providing for severance or similar benefits) or pursuant to applicable law.
Although the Company expressly reserves the right to terminate your employment at any time and for any reason, should your employment with the Company be terminated by the Company without Cause (i.e., other than for Cause or on account of your death or Disability), or should you terminate your employment for Good Reason, the Company will continue to pay you your base salary for a period of twelve (12) months, payable in accordance with the Company’s regular payroll practices, and an amount equal to your then-current target annual bonus amount, pro-rated based on the period of employment during the year of such termination, payable in accordance with the Company’s regular payroll practices (collectively, the “Severance

Benefits”). Notwithstanding any provision herein to the contrary, the payment of the Severance Benefits will be conditioned upon (i) your execution and delivery to the Company of a separation agreement that includes a release of claims in favor of the Company and its affiliates, as well as post-termination non-disparagement, cooperation and other obligations reasonably requested by the Company, which agreement will be in a form that is acceptable to the Company, within the maximum period of time specified in the separation agreement for its execution and delivery, provided, however, that in no event will that date be more than sixty (60) days following the date of such termination, and your non-revocation of such separation agreement during the applicable revocation period, and (ii) your continued compliance with the terms of the Restrictive Covenant Agreement (as defined below). If your date of termination and the last day of the applicable revocation period could fall in two separate taxable years, regardless of when you actually execute the separation agreement, payments will not commence until the later taxable year. The Severance Benefits will immediately cease should you fail to comply with the Restrictive Covenant Agreement.
For purposes of this employment letter, the following terms will have the following meanings:
“Cause” will mean any of the following acts by you, as determined by the Board: (i) gross neglect of duty, (ii) prolonged absence from duty without the consent of the Company, or your willful failure or refusal to perform your lawful duties in any material respect, (iii) material breach by you of any published Company code of conduct or code of ethics, (iv) your willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company, (v) embezzlement, fraud or material misappropriation of material Company assets or business opportunities, in each case, committed or attempted by you, at your direction, or with your prior actual knowledge, or (vi) your conviction of or pleading guilty or no contest to a felony or any other criminal charge which is reasonably determined to be detrimental to the Company. The determination of the Board as to the existence of “Cause” shall be conclusive on you and the Company.
“Disability” will mean that you are (i)  unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  In the event of a dispute, the determination of whether you are Disabled will be made by the Board and may be supported by the advice of a physician competent in the area to which such Disability relates.
“Good Reason” will mean, without your consent, (i) a material diminution in your title, duties, or responsibilities, (ii) a material reduction in your base salary or annual bonus opportunity, (iii) the involuntary relocation of your principal place of employment more than 10 miles from its current location, or (iv) a change in your reporting structure to any officer other than the Chief Executive Officer or the Board of Directors. To terminate your employment for Good Reason, you must provide the Company 10 days’ written notice describing the event giving rise to Good Reason, such notice to be provided within 60 days of the occurrence of such event, during which 10 day period the Company will have a cure right.
As a condition of your employment with the Company pursuant to this employment letter, you acknowledge and agree that prior to the commencement of the Term, you will execute and deliver to the Company an agreement in a form reasonable acceptable to the Company containing customary covenants regarding confidentiality, trade secrets, invention assignment, non-competition, and non-solicitation of employees, clients and customers (such agreement, the “Restrictive Covenant Agreement”).
You acknowledge and agree that the Company may withhold and deposit all federal, state, and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for you by the Company.
The payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this employment letter will be construed and interpreted in a manner consistent with such intent. In the event that any payment or benefit provided hereunder does not comply with Section 409A of the Code, the Company may amend the terms of this employment letter as necessary to bring such payment or benefit into compliance with Section 409A of the Code. However, in no event will the Company be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code). Notwithstanding any provision in this employment letter to the contrary: (i) the payment (or commencement of a series of payments) of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment will be delayed until such time as you have also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of your termination of employment) will be paid (or commence to be paid) to you on the schedule set forth in this employment letter as if you had undergone such termination of employment (under the same circumstances) on the date of your ultimate “separation from service,” (ii) any payment otherwise required to be made to you hereunder at any date as a result of the termination of your employment will be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”), and on the first business day following the expiration of the Delay Period, you will be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence and any remaining payments not so delayed will continue to be paid pursuant to the payment schedule set forth herein, and (iii) each payment in a series of payments hereunder will be deemed to be a separate payment for purposes of Section 409A of the Code.

This employment letter sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof. Any waiver, amendment or modification of this employment letter will be valid only if made with the prior written consent of the parties hereto, and no waiver will be treated as a waiver with respect to any subsequent occurrences unless such waiver is an express continuing waiver. This employment letter will be binding upon, and will inure to the benefit of, the parties hereto and their respective heirs executors, successors and assigns. You may not transfer, assign, create a lien or otherwise alienate your rights pursuant to this employment letter, and any attempt to do so will be null and void. The Company may assign or transfer this employment letter without your consent. By signing this employment letter, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. You expressly acknowledge that you have had the opportunity to obtain independent legal advice about this employment letter prior to execution, and that, to the extent you failed to do so, you acknowledge that such failure will not be used by you as a defense to the enforcement of this employment letter. This employment letter may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. The execution of this employment letter may be by actual, facsimile or digital signature. This employment letter sets forth the exclusive terms of employment between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. The provisions of this employment letter will survive any termination of your employment to the extent necessary to give effect thereto. This employment letter is governed by and construed under the laws of the State of Delaware applicable to agreements made and to be performed in that state, without regard to conflict of laws rules.

[Signatures on the following page.]

Sincerely,

/s/ Kendall Young
Name: Kendall Young
Title: Chief Executive Officer
Agreed and Accepted as of this 30th day of September, 2023:

/s/ Ann B. Harrington
Ann B. Harrington